Exhibit 99.1

SmartRent Reports Fourth Quarter and Full-Year 2021 Financial Results and Provides 2022 Guidance

Company grew Total Revenue 111% to approximately $111 million year-over-year,

Aggregate Units Deployed and Committed grew to over 1.0 Million

Scottsdale, Ariz., March 24, 2022 – (BUSINESS WIRE) – SmartRent, Inc. (NYSE: SMRT) (“SmartRent” or the “Company”), a leading provider of smart home and smart building automation for property owners, managers, developers, homebuilders and residents, today reported financial results for the full-year and fourth quarter ended December 31, 2021.

“SmartRent celebrated many notable successes in 2021. From our public listing on the New York Stock Exchange in August 2021, to reaching record revenue levels and launching several new, best-in-class products, I could not be more proud of our team and all that we accomplished last year,” said Lucas Haldeman, SmartRent CEO. “In 2022, we’re looking forward to continuing to build on our strong foundation and solidify our position as the market leader in enterprise smart home solutions. We have sufficient capital resources to support our organic growth and incremental external growth initiatives. We are confident in the direction of our business and inspired by the opportunity ahead for our Company, our customers, and all of our stakeholders.“

Fourth Quarter 2021 Highlights

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Increased total revenue 155% to $34.7 million as compared to $13.6 million for the fourth quarter of 2020.
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Increased annualized software as a service (SaaS) annual recurring revenue (ARR) 114% to $10.6 million as compared to $4.9 million for the fourth quarter of 2020.
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Increased Hosted Services average revenue per user (ARPU) 2% to $6.86 as compared to $6.75 for the fourth quarter of 2020.
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Net loss of $(26.0) million as compared to $(10.7) million for the fourth quarter of 2020.
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Adjusted EBITDA of $(21.8) million as compared to $(6.8) million for the fourth quarter of 2020.
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Deferred Revenue grew 79% to $95.6 million as compared to $53.5 million as of December 31, 2020.
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Deployed 52,076 organic units, up 72% as compared to 30,220 units for the fourth quarter of 2020.
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Increased Units Booked 42% to 84,052 as compared to 59,067 for the fourth quarter of 2020.
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Increased organic Committed Units 5% to 736,461 as of December 31, 2021, from 704,242 as of September 30, 2021.
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Aggregate organic Deployed and Committed Units of 1,059,309 as of December 31, 2021.
●
Acquired iQuue, LLC (“iQuue”), a smart home technology company with 22,605 aggregate Deployed and Committed Units.
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Cash balance of $432.1 million as of December 31, 2021.

Full-Year 2021 Highlights

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Increased total revenue 111% to $110.6 million as compared to $52.5 million in 2020.
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Net loss of ($72.0) million as compared to a net loss of ($37.1) million in 2020.
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Adjusted EBITDA of $(55.6) million as compared to $(26.7) million in 2020.
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Deployed 167,743 units, up 101% as compared to 83,293 in 2020.
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Increased Units Booked 94% to 218,106 from 112,555 in 2020.
●
Launched multiple products including Alloy Access, Smart Video, Smart Parking and Fusion Hub.
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Commenced trading on the New York Stock Exchange (NYSE).
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Entered into a $75.0 million revolving credit facility and retired $4.9 million of outstanding term debt.

Fourth Quarter and Full-Year Results

Total revenue increased 155% to $34.7 million in the fourth quarter of 2021 from $13.6 million in the fourth quarter of 2020. For the year, total revenue increased 111% to $110.6 million, as compared to $52.5 million in 2020. For the fourth quarter and the full year, the increase in revenues was driven primarily by growth in the Company’s record Units Deployed, increased subscriptions for the Company’s software applications, growth in its customer base and increased monthly SaaS subscription rates.

Operating expenses rose 185% to $22.8 million in the fourth quarter of 2021 from $8.0 million in the prior year period. For the year, operating expenses increased 96% to $61.6 million as compared to $31.4 million in 2020. Contributing to the increase in both periods were higher sales and marketing, and research and development expenses associated with hiring and scaling those teams to support SmartRent’s current and anticipated pace of growth. The Company increased total headcount to 639 employees at the end of 2021, a 147% year-over-year increase. SmartRent anticipates the need to carefully expand these teams in 2022; however, the rate of growth should slow as the Company realizes efficiencies and approaches staffing levels necessary to meet near-term demand. Higher general and administrative expenses, specifically legal, insurance, banking and consulting fees, equity-based compensation, and other activities related to operating as a public company, also contributed to the increase.

Net loss was $(26.0) million in the fourth quarter 2021, as compared to $(10.7) million in the fourth quarter of 2020. For the full-year 2021, net loss was $(72.0) million as compared to $(37.1) for full-year 2020. Contributing to the loss was a warranty charge, recorded as a component of hardware cost of revenues, $0.7 million in the fourth quarter of 2021 and $6.4 million for full-year 2021, related to a battery defect in a portion of its SmartHubs.

Adjusted EBITDA was $(21.8) million for the fourth quarter of 2021 and $(55.6) million for the full-year as compared to $(6.8) million in the fourth quarter of 2020 and $(26.7) million for the full-year 2020.

Total deferred revenue was $95.6 million as of December 30, 2021, up from $53.5 million on December 31, 2020.

At year-end, the Company had $432.1 million of cash and cash equivalents on its balance sheet and no outstanding debt.

Supply Chain

The Company has taken proactive steps to support its logistics and supply chain management efforts in light of sustained headwinds in the global supply chain resulting from the COVID-19 pandemic. Despite these measures, there may be unanticipated events outside of the Company’s control that may impact its supply chain; examples include factory closures due to the resurgence of COVID-19 and continued shortages of component parts.

Subsequent Events

On March 22, 2022, SmartRent acquired SightPlan, Inc. (“SightPlan”), a leader in multifamily workflow management, for approximately $135 million in cash. The acquisition advances SmartRent’s product roadmap and augments the breadth of cloud-based SaaS solutions for current and prospective customers, creating a comprehensive property and resident management platform. Additional information regarding the acquisition is available on the Investor Relations section of SmartRent’s website at www.smartrent.com.

Key Operating Metrics(1)

SmartRent set company records for both the quarter and the year for Units Booked and Units Deployed. Units Deployed in the fourth quarter increased 72% to 52,076 from the fourth quarter of 2020. For the full year, Units Deployed increased by 101% to 167,743 from 83,293 in 2020. Total Units Deployed at year-end were 339,485, comprising 322,848 from SmartRent’s customer base and 16,637 units that were part of the iQuue acquisition completed on December 30, 2021.

Units Booked in the fourth quarter of 2021 increased 42% to 84,052 from 59,067 in the fourth quarter of 2020. For the full year, Units Booked increased 94% to 218,106 as compared to 112,555 for 2020. The Units Booked in 2021 had an average SaaS ARPU of $3.82, up 11% from $3.45 in SaaS ARPU for Units Booked in 2020. Growth in SaaS ARPU was primarily driven by the Company’s ability to improve its pricing model with the continued diversification of its customer base.

Bookings, which represent the value of Booked Units from Hardware, Professional Services and Hubs, as well as one year of SaaS, increased 10% for the fourth quarter to approximately $67.6 million and 80% to approximately $170.1 million for the year.

Committed Units in the fourth quarter, including Committed Units acquired with iQuue, increased 5% to 742,429 on a sequential quarter basis and are up 23% since the first quarter of 2021, when the Company began tracking Committed Units as a key performance indicator. In the fourth quarter, aggregate Deployed and Committed Units increased sequentially from the third quarter of 2021 by 11% to 1,081,914, including 22,605 aggregate Deployed and Committed Units gained in the iQuue acquisition.

SmartRent’s customer base grew at a record pace in 2021, both for the fourth quarter and the full year. During the fourth quarter, SmartRent added 31 new customers and gained 19 additional customers through its acquisition of iQuue, bringing SmartRent’s total customer base to 249.

For the year, SmartRent grew its customer base 75%, from 142 customers at the end of 2020. Collectively, the Company’s 249 customers own or operate approximately 4.5 million units.

Recent Business Highlights

In December 2021, SmartRent acquired iQuue, an open-architecture smart apartment company with 16,637 Units Deployed and 5,968 Committed Units primarily located throughout the East Coast. The acquisition provides SmartRent incremental exposure in the new-build multifamily market and expands SmartRent’s presence in the Southeast by adding 19 new customers who own or control approximately 100,000 units. We anticipate iQuue will contribute approximately $2.0 million in annual recurring revenue (ARR) in 2022. The transaction closed on December 30, 2021 and did not contribute to SmartRent’s fourth quarter revenue. Additional details regarding the acquisition are available in the Company’s 2021 Annual Report on Form 10-K.

In January 2022, SmartRent announced the appointment of Brian Roberts as Chief Legal Officer. Mr. Roberts, an experienced public-company executive with over 20 years of corporate legal experience, oversees all legal, corporate governance and compliance matters for the Company.

Balance Sheet and Liquidity

As of December 31, 2021, the Company had $432.6 million in cash on its balance sheet as compared to $38.6 million as of December 31, 2020. The increase in cash reflects the capital raised from SmartRent’s financing and public listing on NYSE in August 2021. The Company ended the year with approximately $95.6 million of deferred revenue on its balance sheet, as compared to approximately $53.5 million at the end of 2020, reflecting growth in the Company’s Deployed Units.

In December 2021, SmartRent entered into a $75.0 million senior secured revolving credit facility with a five-year term and a provision for an incremental $75.0 million subject to certain conditions. The revolving facility was unused as of December 31, 2021. The Company also retired a $4.9 million term loan with its available cash. As of December 31,

2021, the Company has no outstanding debt and approximately $507.6 million in liquidity including availability under its revolving credit facility and cash on the balance sheet.

Financial and Business Outlook

The Company continues to experience strong demand for its smart home enterprise software solutions and is providing guidance for full-year 2022 and the first quarter of 2022.

The estimates presented below represent a range of possible outcomes and may differ materially from actual results. These estimates exclude the impact of potential acquisitions, capital markets activity, and unforeseen potential challenges with supply chain and logistics. The estimates are forward-looking based on the Company’s current assessment of demand for its product, execution capabilities and market conditions, as well as other risks outlined below under the caption “Forward-Looking Statements.”

Full-Year 2022 Guidance

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Total Revenue of $220 to $250 million.
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Adjusted EBITDA of $(50) to $(35) million.
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Units Deployed of 280,000 to 320,000.

Quarter ended March 31, 2022 Guidance

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Total Revenue of $35 to $37 million.
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Units Deployed of 46,000 to 48,000.

Definitions of non-GAAP financial measures and the reconciliations to the most directly comparable GAAP measures are provided in subsequent sections of the press release and supplemental schedules. SmartRent has not provided a reconciliation of forward-looking Adjusted EBITDA, including certain components of the forward-looking reconciliation to the most directly comparable GAAP financial measures, due primarily to variability and difficulty in making accurate forecasts and projections of non-operating matters that may arise, as not all of the information necessary for a quantitative reconciliation is available to SmartRent without unreasonable effort. For the same reasons, SmartRent is unable to address the probable significance of the information.

Conference Call Information

SmartRent is hosting a conference call today, March 24, 2022, at 5 p.m. ET to discuss its fourth quarter and full-year 2021 financial results. To join the call, dial 1-877-407-3982 in the USA or Canada, or 1-201-493-6780 if dialing in internationally. The passcode for the conference call is 13726960.

Following the call’s conclusion, a webcast of the call will be posted on the Events and Presentations section of SmartRent’s website.

About SmartRent

Founded in 2017, SmartRent (NYSE: SMRT) is an enterprise smart home and smart building technology platform for property owners, managers, developers, homebuilders and residents. The SmartRent solution is designed to provide property managers with seamless visibility and control over all their assets while delivering cost savings and additional revenue opportunities through all-in-one home control offerings for residents. For more information, please visit smartrent.com.

Forward-Looking Statements

This press release contains forward-looking statements which address the Company's expected future business and financial performance, and may contain words such as "goal," "target," "future," "estimate," "expect," "anticipate," "intend," "plan," "believe," "seek," "project," "may," "should," "will" or similar expressions. Examples of forward-looking statements include, among others, statements regarding the benefits of the Company's strategic acquisitions, changes in the market for our products and services, expected financial results, product portfolio enhancements, expansion plans and opportunities and earnings guidance related to 2022 financial and operational metrics. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, among other things, our ability to: (1) execute our business strategy within the smart home technology industry; (2) expand our products and solutions to meet the demands of the market; (3) meet legal obligations, including laws and regulations related to security and privacy; (4) prevent unauthorized or inadvertent access to our information technology systems and customer or resident data; (5) successfully manage the competitiveness of our market and pricing levels of our competitors; (6) hire, retain, manage and motivate employees, including key personnel; (7) successfully manage and ensure that our suppliers produce or obtain quality products and services on a timely basis or in sufficient quantity; (8) successfully manage interruptions to, or other problems with, our website and interactive user interface, information technology systems, manufacturing processes or other operations; (9) successfully identify, acquire, and integrate quality acquisition targets; (10) successfully resolve legal proceedings, recall claims, and governmental inquiries; (11) acquire and protect our intellectual property and acquire or make investments in other businesses, patents, technologies, products or services to grow the business; (12) comply with laws and regulations applicable to our business, including developments in state and local regulations; (13) fuel growth and accelerate the adoption of our products and services; (14) develop, design, and sell services that are differentiated from those of competitors; (15) manage risks associated with product liability, warranty, personal injury, property damage and recall matters; and (16) successfully deploy the proceeds from the business combination we completed last year. The forward-looking statements herein represent the judgment of the Company, as of the date of this release, and SmartRent disclaims any intent or obligation to update forward-looking statements. This press release should be read in conjunction with the information included in the Company's other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand the Company's reported financial results and our business outlook for future periods.

Use of Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with GAAP, SmartRent also discloses certain non-GAAP financial measures in this press release. These financial measures are not recognized measures under GAAP and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA and Adjusted EBITDA are non-GAAP financial measures as defined by SEC rules. These non-GAAP financial measures, as defined below by SmartRent, may be determined or calculated differently by other companies. Reconciliations of these non-GAAP measurements to the most directly comparable GAAP financial measurements have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.

As detailed in the reconciliations, the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA is net income or loss. EBITDA and Adjusted EBITDA are not used as measures of SmartRent’s liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP.

SmartRent’s management uses EBITDA and Adjusted EBITDA in a number of ways to assess the Company’s financial and operating performance and believes that these measures provide useful information to investors regarding financial and business trends related to SmartRent’s results of operations. EBITDA and Adjusted EBITDA are also used to identify certain expenses and make decisions designed to help SmartRent meet its current financial goals and optimize its financial performance, while neutralizing the impact of expenses included in its operating results which could otherwise mask underlying trends in its business. SmartRent’s management believes that investors are provided with a more meaningful understanding of SmartRent’s ongoing operating performance when non-GAAP financial information is viewed with GAAP financial information.

(1)
Key Operating Metrics Defined

SmartRent regularly monitors several operating and financial metrics including the following non-GAAP financial measures which the Company believes are key measures of its growth, to evaluate its operating performance, identify trends affecting its business, formulate business plans, measure its progress, and make strategic decisions. The Company’s Key Operating Metrics may not provide accurate predictions of future GAAP financial results.

Units Deployed is defined as the aggregate number of SmartHubs that have been installed (also including customer self-installations) as of a stated measurement date. The Company uses this operating metric to assess the general health and trajectory of its business growth.

New Units Deployed is defined as the aggregate number of SmartHubs that have been installed (also including customer self-installations) during a stated measurement period. The Company uses this operating metric to assess the general health and trajectory of its business growth.

Committed Units is defined as the aggregate number of SmartHub units that are subject to binding orders from customers together with units that existing customers who are parties to a SmartRent master services agreement have informed us (on a non-binding basis) that they intend to order in the future for deployment within two years of the measurement date. The Company tracks the number of Committed Units to assess the general health and trajectory of its business and to assist in its longer-term resource analysis.

Units Booked is defined as the aggregate number of SmartHubs associated with binding orders executed during a stated measurement period. The Company utilizes the concept of Units Booked to measure estimated near-term resource demand and the resulting approximate range of post-delivery revenue that it will earn and record. Units Booked represent binding orders only and accordingly are a subset of Committed Units.

Annual Recurring Revenue (“ARR”) is defined as the annualized value of our recurring SaaS revenue earned in the current quarter.

EBITDA and Adjusted EBITDA: We define EBITDA as net income or loss computed in accordance with GAAP before the following items: interest expense, income tax expense and depreciation and amortization. We define Adjusted EBITDA as EBITDA before the following items: stock-based compensation expense, non-employee warrant expense, loss on extinguishment of debt, change in fair value of derivatives, unrealized gains and losses in currency exchange rates, and warranty provisions for battery deficiencies. Management uses EBITDA and Adjusted EBITDA to identify certain expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance, while neutralizing the impact of expenses included in our operating results which could otherwise mask underlying trends in our business. See “Use of Non-GAAP Financial Measures” for additional information and reconciliation of these measures.

SMARTRENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the quarters ended December 31,		For the years ended December 31,
	2021	2020	2021	2020
Revenue
Hardware	$ 21,177	$ 8,022	$ 69,629	$ 31,978
Professional services	7,387	2,746	22,732	12,304
Hosted services	6,104	2,833	18,276	8,252
Total revenue	34,668	13,601	110,637	52,534

Cost of revenue
Hardware	21,226	10,234	70,448	35,225
Professional services	12,340	4,585	38,189	16,176
Hosted services	4,256	1,695	12,073	5,430
Total cost of revenue	37,822	16,514	120,710	56,831

Operating expense
Research and development	7,515	2,765	21,572	9,406
Sales and marketing	4,923	1,381	14,017	5,429
General and administrative	10,317	3,825	25,990	16,584
Total operating expense	22,755	7,971	61,579	31,419

Loss from operations	(25,909)	(10,884)	(71,652)	(35,716)

Interest expense, net	(50)	(49)	(249)	(559)
Other income (expense), net	(14)	224	55	(685)
Loss before income taxes	(25,973)	(10,709)	(71,846)	(36,960)

Provision for income taxes	(15)	(21)	115	149
Net loss	(25,958)	(10,688)	(71,961)	(37,109)
Other comprehensive loss
Foreign currency translation adjustment	(92)	103	(226)	235
Comprehensive loss	$ (26,050)	$ (10,585)	$ (72,187)	$ (36,874)
Net loss per common share
Basic and diluted	$ (0.13)	$ (1.03)	$ (0.96)	$ (4.32)
Weighted-average number of shares used in computing net loss per share
Basic and diluted	192,053	10,378	74,721	8,598

SMARTRENT, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$430,841	$38,618
Restricted cash, current portion	1,268	-
Accounts receivable, net	45,486	20,787
Inventory	33,208	17,628
Deferred cost of revenue, current portion	7,835	6,782
Prepaid expenses and other current assets	17,369	3,840
Total current assets	536,007	87,655
Property and equipment, net	1,874	847
Deferred cost of revenue	18,334	10,072
Goodwill	12,666	4,162
Other long-term assets	10,802	1,113
Total assets	$579,683	$103,849

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$6,149	$2,275
Accrued expenses and other current liabilities	22,234	9,555
Deferred revenue, current portion	42,185	19,348
Current portion of long-term debt	-	1,651
Total current liabilities	70,568	32,829
Long-term debt, net	-	3,169
Deferred revenue	53,412	34,153
Other long-term liabilities	6,201	516
Total liabilities	130,181	70,667

Commitments and contingencies (Note 12)
Convertible preferred stock, $0.0001 par value; 50,000 and 105,995 shares authorized as of December 31, 2021 and December 31, 2020; no shares of preferred stock issued and outstanding as of December 31, 2021; 104,822 shares issued and outstanding as of December 31, 2020.	-	111,432

Stockholders' equity (deficit)
Common stock, $0.0001 par value; 500,000 and 140,595 shares authorized as of December 31, 2021 and December 31, 2020; 193,864 and 10,376 shares issued and outstanding as of December 31, 2021 and December 31, 2020	19	-
Additional paid-in capital	604,077	4,157
Accumulated deficit	(154,603)	(82,642)
Accumulated other comprehensive income	9	235
Total stockholders' equity (deficit)	449,502	(78,250)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$579,683	$103,849

SMARTRENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the years ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(71,961)	$(37,109)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	463	295
Amortization of debt discount	14	8
Non-employee warrant expense	931	481
Provision for warranty expense	7,634	3,370
Loss on extinguishment of debt	27	164
Non-cash lease expense	621	461
Stock-based compensation related to acquisition	812	707
Stock-based compensation	7,319	1,052
Compensation expense related to acquisition	-	3,353
Non-cash interest expense	11	100
Provision for excess and obsolete inventory	(39)	778
Provision for doubtful accounts	226	512
Change in operating assets and liabilities
Accounts receivable	(23,969)	(13,526)
Inventory	(15,778)	(11,090)
Deferred cost of revenue	(9,315)	(8,584)
Prepaid expenses and other assets	(11,284)	1,014
Accounts payable	3,811	(72)
Accrued expenses and other liabilities	1,605	(3,209)
Deferred revenue	38,945	32,841
Lease liabilities	(449)	(36)
Net cash used in operating activities	(70,376)	(28,490)
CASH FLOWS FROM INVESTING ACTIVITIES
Payments for Zenith acquisition, net of cash acquired	-	(2,382)
Payments for iQuue acquisition, net of cash acquired	(5,902)	-
Purchase of property and equipment	(1,471)	(298)
Payment for loan receivable	(2,000)	-
Net cash used in investing activities	(9,373)	(2,680)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from revolving line of credit	-	7,179
Payments on revolving line of credit	-	(11,981)
Payments on term loan	(4,861)	(139)
Payments of senior revolving facility transaction costs	(658)	-
Payments on note payable related to acquisition	-	(4,327)
Proceeds from warrant exercise	5	-
Proceeds from convertible notes	-	50
Convertible preferred stock issued	35,000	57,500
Payments of convertible preferred stock transaction costs	(207)	(61)
Proceeds from business combination and private offering	500,628	-
Payments of business combination and private offering transaction costs	(55,981)	-
Net cash provided by financing activities	473,926	48,221
Effect of exchange rate changes on cash and cash equivalents	(191)	143
Net increase in cash, cash equivalents, and restricted cash	393,986	17,194
Cash, cash equivalents, and restricted cash - beginning of period	38,618	21,424
Cash, cash equivalents, and restricted cash - end of period	$432,604	$38,618

Reconciliation of cash, cash equivalents, and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$430,841	$38,618
Restricted cash, current portion	1,268	-
Restricted cash, included in other long-term assets	495	-
Total cash, cash equivalents, and restricted cash	$432,604	$38,618

SMARTRENT, INC.

RECONCILIATION OF NON-GAAP MEASURES

(In thousands)

	Years ended December 31,
	2021	2020
Net loss	$(71,961)	$(37,109)
Interest expense, net	249	559
Provision for income taxes	115	149
Depreciation and amortization	463	295
EBITDA	(71,134)	(36,106)
Stock-based compensation	8,131	1,759
Non-employee warrant expense	931	481
Loss on extinguishment of debt	27	164
Loss on change in exchange rates	-	470
Compensation expense in connection with Zenith acquisition	-	3,353
Warranty provision for battery deficiencies	6,430	3,200
Adjusted EBITDA	$(55,615)	$(26,679)

Investor Contact

Evelyn León Infurna – SVP, Investor Relations

Phone: 480-371-2828

Email: investors@smartrent.com

Media Contact

Amanda Chavez – Director, Corporate Communications

Phone: 480-805-9811

Email: media@smartrent.com